Exhibit (s)(3)
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.
[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN
CONJUNCTION WITH FUTURE OFFERINGS OF DEBT SECURITIES]
 PROSPECTUS SUPPLEMENT
(to Prospectus dated                 , 20 )

 $
% Senior [Subordinated] [Secured] Notes due
We are offering $ in aggregate principal amount of % senior [subordinated] [secured] notes due , which we refer to as the “Notes.” The Notes will mature on , . We will pay interest on the Notes on , , and of each year, beginning on , . We may redeem the Notes in whole or in part at any time or from time to time on or after , at the redemption prices set forth under the caption “Specific Terms of the Notes and the Offering-Optional Redemption” in this prospectus supplement. The Notes will be issued in minimum denominations of $ and integral multiples of $ in excess thereof.
The Notes will be our direct senior [subordinated] [secured/unsecured] obligations and rank pari passu with all outstanding and future [secured/unsecured] [unsubordinated/subordinated] indebtedness.
[We intend to list the Notes on , and we expect trading in the Notes on to begin within days of the original issue date. The Notes are expected to trade “flat,” which means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not reflected in the trading price. Currently, there is no public market for the Notes.]
PennantPark Investment Corporation, a Maryland corporation, is a closed-end, externally managed, non-diversified investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940 as amended (the “1940 Act”). Our investment objectives are to generate both current income and capital appreciation through debt and equity investments primarily in U.S. middle-market private companies in the form of senior secured loans, mezzanine debt and equity investments. We are externally managed by PennantPark Investment Advisers, LLC. PennantPark Investment Administration, LLC provides the administrative services necessary for us to operate.
This prospectus supplement and the accompanying prospectus contain important information you should know before investing in our securities. Please read them before you invest and keep them for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission (the “SEC”). This information is available free of charge by contacting us at 590 Madison Avenue, New York, NY 10022 or by telephone at (212) 905-1000 or on our website at www.pennantpark.com. The SEC also maintains a website at www.sec.gov that contains such information free of charge. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement.
Investing in our securities involves a high degree of risk, including the risk of the use of leverage and dilution. Before buying any Notes, you should read the discussion of the material risks of investing in us in “Risk Factors” beginning on page of this prospectus supplement and page of the accompanying prospectus.
Neither the SEC nor any state securities commission, nor any other regulatory body, has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	$	$
Estimated sales load	$	$
Proceeds to PennantPark Investment Corporation (before estimated expenses)(1)	$	$
(1)  We estimate that we will incur offering expenses of approximately $ connection with this offering. We estimate that net proceeds to us after expenses will be $ assuming all of the rights are exercised at the estimated subscription price.
The public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from , and must be paid by the purchaser if the Notes are delivered after , .
The underwriters may also purchase up to an additional $ total aggregate principal amount of the Notes offered hereby, to cover over-allotments, if any, within days of this prospectus supplement. If the underwriters exercise this option in full, the total public offering price will be $ , the total sales load (underwriting discounts and commissions) will be $ , and total proceeds, before estimated expenses, will be $ .
Delivery of the Notes in book-entry form through The Depository Trust Company will be made on or about .
    , 20

TABLE OF CONTENTS
 PROSPECTUS SUPPLEMENT

Page
Prospectus Supplement Summary
Specific Terms Of The Notes And The Offering
Risk Factors
Forward-Looking Statements
Use of Proceeds
Ratio of Earnings to Fixed Charges
Capitalization
Selected Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Underwriting
United States Federal Income Tax Consequences
Legal Matters

PROSPECTUS

Page
Prospectus Summary
Fees and Expenses
Risk Factors
Forward-Looking Statements
Use of Proceeds
Selected Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Senior Securities
Price Range Of Common Stock
Sales of Common Stock Below Net Asset Value
Distributions
Business
Investment Objectives and Policies
Portfolio Companies
Management
Control Persons and Principal Stockholders
Certain Relationships and Transactions
Determination of Net Asset Value
Dividend Reinvestment Plan
Description of Our Capital Stock
Description of Our Preferred Stock
Description of Our Warrants
Description of Our Subscription Rights
Description of Our Debt Securities
Description of Our Units
Regulation
Brokerage Allocations and Other Practices
Material U.S. Federal Income Tax Considerations
Plan of Distribution
Custodian, Transfer Agent and Trustee
Legal Matters
Independent Registered Public Accounting Firm
Index to Financial Statements

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus when considering whether to purchase any securities offered by this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with additional information, or information different from that contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or additional information, you should not rely on it. We are offering to sell and seeking offers to buy, securities only in jurisdictions where offers are permitted. The information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or such prospectus. We will update these documents to reflect material changes only as required by law. Our business, financial condition, results of operations and prospects may have changed since then.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Notes and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Available Information” before investing in our securities.

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. Some of the statements in this prospectus supplement and the accompanying prospectus constitute forward-looking statements, which apply to both us and our consolidated Small Business Investment Company “SBIC” subsidiary and relate to future events, future performance or financial condition. The forward-looking statements involve risks and uncertainties on a consolidated basis and actual results could differ materially from those projected in the forward-looking statements for many reasons, including those factors discussed in “Risk Factors” and elsewhere in this the accompanying prospectus. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus supplement and the accompanying prospectus. In this prospectus supplement and the accompanying prospectus, except where the context suggests otherwise, the terms “we,” “us,” “our” , “Company” and “PennantPark Investment” refer to PennantPark Investment Corporation and its consolidated subsidiaries; “SBIC LP” refers to our consolidated subsidiary, PennantPark SBIC LP; “PennantPark Investment Advisers” or the “Investment Adviser” refers to PennantPark Investment Advisers, LLC; and “PennantPark Investment Administration” or the “Administrator” refers to PennantPark Investment Administration, LLC
 General Business of PennantPark Investment Corporation
PennantPark Investment Corporation is a business development company whose objectives are to generate both current income and capital appreciation through debt and equity investments primarily in U.S. middle-market companies in the form of senior secured loans, mezzanine debt and equity investments.
We believe the middle-market offers attractive risk-reward to investors due to the limited amount of capital available for such companies. PennantPark Investment seeks to create a diversified portfolio that includes senior secured loans, mezzanine debt and equity investments by investing approximately $10 million to $50 million of capital, on average, in the securities of middle-market companies. We use the term “middle-market” to refer to companies with annual revenues between $50 million and $1 billion. We expect this investment size to vary proportionately with the size of our capital base. The companies in which we invest are typically highly leveraged, and, in most cases, are not rated by national rating agencies. If such companies were rated, we believe that they would typically receive a rating below investment grade (between BB and CCC under the Standard & Poor's system) from the national rating agencies. In addition, we expect our debt investments to generally range in maturity from three to ten years.
Our investment activity depends on many factors, including the amount of debt and equity capital available to middle-market companies, the level of merger and acquisition activity for such companies, the general economic environment and the competitive environment for the types of investments we make. The turmoil in the credit markets in recent years has adversely affected each of these factors and has resulted in a broad-based reduction in the demand for middle-market debt instruments. These conditions may present us with attractive investment opportunities, as we believe that there are many middle-market companies that need senior secured and mezzanine debt financing. We have used, and expect to continue to use, our credit facility, the Small Business Administration (“SBA”) debentures, proceeds from the rotation of our portfolio and proceeds from public and private offerings of securities to finance our investment objectives.
Organization and Structure of PennantPark Investment Corporation
PennantPark Investment Corporation, a Maryland corporation organized on January 11, 2007, is a closed-end, externally managed, non-diversified investment company that has elected to be treated as a business development company under the 1940 Act. In addition, for tax purposes we have elected to be treated as a regulated investment company (“RIC”), under the Internal Revenue Code of 1986, as amended (the “Code”).
Our wholly owned SBIC subsidiary, PennantPark SBIC LP, was organized as a Delaware limited partnership on May 7, 2010 and received a license from the SBA to operate as an SBIC under Section 301(c) of the Small Business Investment Act of 1958 (the “1958 Act”) on July 30, 2010. Our SBIC's objective is to generate both current income and capital appreciation through debt and equity investments. SBIC LP, generally, invests with us in SBA eligible businesses that meet the investment criteria used by PennantPark Investment.
Our Investment Adviser and Administrator
We utilize the investing experience and contacts of PennantPark Investment Advisers to develop what we believe to be an attractive and diversified portfolio. The senior investment professionals of the Investment Adviser have worked together for many years and average over 20 years of experience in the mezzanine lending, leveraged finance, distressed debt and private equity businesses. In addition, our senior investment professionals have been involved in originating, structuring, negotiating, managing and monitoring investments in each of these businesses across economic and market cycles. We believe this experience and history has resulted in a strong reputation with financial sponsors, management teams, investment bankers, attorneys and accountants, which provides us with access to substantial investment opportunities across the capital markets. Our Investment Adviser has a rigorous investment approach, which is based upon intensive financial analysis with a focus on capital preservation, diversification and active management. Since our inception in 2007, we have raised nearly $ billion in debt and equity capital, and have invested over $ billion in more than companies with different financial sponsors.
Our Administrator has experienced professionals with substantial backgrounds in finance and administration of registered investment companies. In addition to furnishing us with clerical, bookkeeping and record keeping services, the Administrator also oversees our financial records as well as the preparation of our reports to stockholders and reports filed with the SEC and the SBA. The Administrator oversees the determination and publication of our net asset value, oversees the preparation and filing of our tax returns, and monitors the payment of our expenses as well as the performance of administrative and professional services rendered to us by others. Furthermore, our Administrator provides, on our behalf, managerial assistance to those portfolio companies to which we are required to offer such assistance. See “Management,” “Certain Relationships and Transactions-Investment Management Agreement,” and “Risk Factors-Risks Related to our Business and Structure” in the accompanying prospectus for more information.

Market Opportunity
We believe that the limited amount of capital available to the middle-market companies, coupled with the desire of these companies for flexible sources of capital, creates an attractive investment environment for PennantPark Investment. From our perspective, middle market companies have faced difficulty raising debt capital in both the capital markets and private markets. As a result of the difficulties in the credit markets and fewer sources of capital for middle market companies, we see opportunities for improved risk-adjusted returns. Furthermore, we believe with a large pool of uninvested private equity capital seeking debt capital to complete transactions and a substantial supply of refinancing opportunities, there is an opportunity to attain appealing risk-adjusted returns with debt capital investments. See “Business” in the accompanying prospectus for more information.
Competitive Advantages
We believe that we have competitive advantages over other capital providers in middle-market companies such as, a management team with an average of 20 years of experience, a disciplined investment approach with strong value orientation, an ability to source and evaluate transactions through our Investment Adviser's research capability and established network, flexible transaction structuring that allows for us to invest across the capital structure coupled with a longer investment horizon with an attractive publicly traded model. See “Business” in the accompanying prospectus for more information.
Competition
Our primary competitors provide financing to middle-market companies and include other business development companies, commercial and investment banks, commercial finance companies and, to the extent they provide an alternative form of financing, private equity funds. Additionally, alternative investment vehicles, such as hedge funds, frequently invest in middle-market companies. As a result, competition for investment opportunities with middle-market companies can be intense. However, we believe that there has been a reduction in the amount of debt capital available to middle market companies since the downturn in the credit markets, which began in mid-2007. We believe this has resulted in a less competitive environment for making new investments.
Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, we believe some competitors have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act imposes on us as a business development company. See “Risk Factors-Risks Relating to our Business and Structure-We operate in a highly competitive market for investment opportunities” in the accompanying prospectus for more information.
Leverage
We maintain a five-year, multi-currency $300.0 million senior secured credit facility (the “credit facility”), which matures on June 25, 2012, and is secured by substantially all of our investment portfolio assets (excluding the assets of SBIC LP) with a group of lenders, under which we had $             million outstanding with a weighted average interest rate at the time of          % and had $             million of unused borrowing capacity, which is subject to maintenance of the applicable total assets to debt ratio of 200%, as of             , 20   . Pricing of borrowings under our credit facility is set at 100 basis points over the London InterBank Offered Rate (“LIBOR”). We believe that our capital resources will provide us with the flexibility to take advantage of market opportunities when they arise. In addition, any future additional debt capital we incur, including refinancing the debt outstanding under our credit facility, to the extent it is available under current credit market conditions, may be issued at a higher cost and on less favorable terms and conditions than our current credit facility. See “Recent Developments” in “Management's Discussion and Analysis of Financial Condition and Results of Operations” of this prospectus supplement for more information.
As of             , 20     , SBIC LP had a debenture commitment from the SBA in the amount of $             million, had $             million outstanding (including $             million of temporary draws) with a weighted average interest rate of         %, exclusive of         % of upfront fees, and had $          million remaining unused borrowing capacity subject to customary regulatory requirements. SBA debentures offer competitive terms such as being non-recourse to us, a 10-year maturity, semi-annual interest payments, not requiring principal payments prior to maturity and may be prepaid at any time without penalty. The SBA debentures are secured by all the investment portfolio assets of SBIC LP and have a superior claim over such assets. See “Regulation” in the accompanying prospectus for more information.
Operating and Regulatory Structure
Our investment activities are managed by PennantPark Investment Advisers and supervised by our board of directors, a majority of whom are independent of PennantPark Investment. Under our investment management agreement (the “Investment Management Agreement”), we have agreed to pay our Investment Adviser an annual base management fee based on our average adjusted gross assets as well as an incentive fee based on our investment performance. See “Business-Investment Management Agreement” in the accompanying prospectus for more information.
We have also entered into an administration agreement (the “Administration Agreement”) with the Administrator. Under our Administration Agreement, we have agreed to reimburse the Administrator for our allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under our Administration Agreement, including rent and our allocable portion of the costs of compensation and related expenses of our chief compliance officer, chief financial officer and their respective staffs. See “Business-Investment Management Agreement” in the accompanying prospectus for more information.

As a business development company, we are required to comply with certain regulatory requirements. Also, while we are permitted to finance investments using debt, our ability to use debt is limited in certain significant respects. See “Regulation” in the accompanying prospectus for more information. We have elected to be treated for federal income tax purposes under the Code as a RIC. See “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus for more information.
Our wholly owned subsidiary, SBIC LP, received a license from the SBA to operate as an SBIC under Section 301(c) of the 1958 Act. The SBA regulates SBIC LP's investing activities and periodically examines its operations. We serve as the investment adviser and administrator to SBIC LP. See “Regulation” in the accompanying prospectus for more information.
Use of Proceeds
We may use the net proceeds from selling securities pursuant to this prospectus supplement to reduce our then-outstanding obligations under our credit facility, to invest in new or existing portfolio companies, to capitalize a subsidiary or for other general corporate purposes. See “Use of Proceeds” in this prospectus supplement for information regarding our outstanding borrowings as of            , 20   , the corresponding interest rate charged on such borrowings as of that date and the length of time that it may take us to invest any proceeds in new or existing portfolio companies.

Our Corporate Information

Our administrative and principal executive offices are located at 590 Madison Avenue, 15th Floor, New York, NY 10022. Our common stock is quoted on NASDAQ Global Select Market under the symbol “PNNT”, and we intend to list the Notes on . Our Internet website address is www.pennantpark.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus. We file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at www.sec.gov that contains material that we file with the SEC on the EDGAR Database.

Risk Factors

The value of our assets, as well as the market price of our securities, will fluctuate. Our investments may be risky, and you may lose all or part of your investment in us. See “Risk Factors” beginning on page 8 of the accompanying prospectus, and the other information included in the accompanying prospectus, for additional discussion of factors you should carefully consider before deciding to invest in the Notes.

SPECIFIC TERMS OF THE NOTES AND THE OFFERING
              This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of the Notes. You should read this section together with the more general description of the Notes in the accompanying prospectus under the heading "Description of Our Debt Securities" before investing in the Notes. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus or in the indenture governing the Notes.

Issuer	PennantPark Investment Corporation
Title of the securities	% Senior [Subordinated] [Secured] Notes due
Initial aggregate principal amount being offered	$
Overallotment option	The underwriters may also purchase from us up to an additional $ aggregate principal amount of Notes to cover overallotments, if any, within days of the date of this prospectus supplement.
Initial public offering price	% of the aggregate principal amount
Principal payable at maturity
          % of the aggregate principal amount; the principal amount of each Note will be payable on its stated maturity date at the office of the Paying Agent, Registrar and Transfer Agent for the Notes or at such other office in The City of New York as we may designate.

Type of Note	[Fixed/Floating] rate note
Interest rate	% per year
Day count basis	360-day year of twelve 30-day months
Original issue date
Stated maturity date
Date interest starts accruing
Interest payment dates
Each , , and , commencing , . If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Interest periods
The initial interest period will be the period from and including , to, but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

Regular record dates for interest	Each , , and , commencing ,
Additional Amounts Payable	List any additional amounts payable in respect of any tax, assessment or governmental charge]
Conversion/Exchange	List any provisions for convertibility or exchangeability of the debt securities into or for any other securities.]
Specified currency	U.S. Dollars
Place of payment	New York City
Ranking of Notes	The Notes will be our direct [un]secured obligations and will rank:
pari passu with our other outstanding and future senior [un]secured indebtedness, including [ ];
senior to any of our future indebtedness that expressly provides it is subordinated to the Notes;

      [effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness, including [ ]]; and

structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, financing vehicles or similar facilities[, including ].
Collateral
Our obligations with respect to the Notes and the performance of all of our other obligations under the indenture governing the Notes will be secured equally and ratably with our obligations under any other pari passu debt by a [first/second] priority security interest over [describe assets over which security is being granted].

Denominations	We will issue the Notes in denominations of $ and integral multiples of $ in excess thereof.
Business day	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are authorized or required by law or executive order to close.

Optional redemption
The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after , , upon not less than days nor more than   days written notice by mail prior to the date fixed for redemption thereof, at a redemption price of $ per Note plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to but not including the date fixed for redemption.

You may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes.

Any exercise of our option to redeem the Notes will be done in compliance with the 1940 Act to the extent applicable.

If we redeem only some of the Notes, the Trustee will determine the method for selection of the particular Notes to be redeemed, in accordance with the 1940 Act, to the extent applicable. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Sinking fund	The Notes will not be subject to any sinking fund.
Repayment at option of Holders	Holders will not have the option to have the Notes repaid prior to the stated maturity date.
Defeasance	The Notes are subject to defeasance by us.
Covenant defeasance	The Notes are subject to covenant defeasance by us.
Form of Notes
The Notes will be represented by global securities that will be deposited and registered in the name of The Depository Trust Company ("DTC") or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations which are participants in DTC.

Trustee, Paying Agent, Registrar and Transfer Agent	American Stock Transfer & Trust Company, LLC
Other covenants	In addition to the covenants described in the prospectus attached to this prospectus supplement, the following covenants shall apply to the Notes:
We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A), as modified by Section 61(a)(1) of the 1940 Act, or any successor provisions.

       If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the Trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within  days of our fiscal year end, and unaudited interim consolidated financial statements, within  days of our fiscal quarter end. All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles.

[Listing	We intend to list the Notes on [ ] within [ ] days of the original issue date.]
Global Clearance and Settlement Procedures
Interests in the Notes will trade in DTC's Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the issuer, the Trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

[RISK FACTORS]
Before you invest in our securities, you should be aware of various risks, including those described below and the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus before you decide whether to make an investment in our securities. The risks set out below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. If any of the following events occur, our business, financial condition and results of operations could be materially adversely affected. In such case, our net asset value and the trading price of or value of our notes may decline, and you may lose all or part of your investment.
[The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur.
              The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes are effectively subordinated to any secured indebtedness we or our subsidiaries have currently incurred and may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes. As of [ ], we had $[ ] million outstanding under our Credit Facility. Our Credit Facility is secured by certain of our assets and the indebtedness thereunder is therefore effectively senior to the Notes to the extent of the value of such assets.]
The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.
              The Notes are obligations exclusively of PennantPark Investment Corporation and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors, including trade creditors, and holders of preferred stock, if any, of our subsidiaries will have priority over our claims (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be structurally subordinated to all indebtedness and other liabilities, including trade payables, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise. All of the existing indebtedness of our subsidiaries would be structurally senior to the Notes. In addition, our subsidiaries may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Notes.
The indenture governing the Notes will contain limited protection for holders of the Notes.
              The indenture governing the Notes will be issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries' ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries' ability to:

•
[issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and [therefore] rank [effectively] senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and [which therefore] is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A), as modified by Section 61(a)(1) of the 1940 Act, or any successor provisions;

•	pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes;

•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;

•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•	make investments; or

•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.]
              Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity except as required by the 1940 Act.
              Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.

Certain of our current debt instruments include more protections for their holders than the indenture and the Notes. In addition, other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.
An active trading market for the Notes may not develop, which could limit the market price of the Notes or your ability to sell them. [Because one or more rating agencies have assigned the Notes a non-investment grade rating, the Notes may be subject to greater price volatility than similar securities without such a rating.]
              The Notes are a new issue of debt securities for which there currently is no trading market. [Although we expect the Notes to be listed on ,] we cannot provide any assurances that an active trading market will develop for the Notes or that you will be able to sell your Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance and prospects and other factors. [Moreover, because one or more rating agencies have assigned the Notes a non-investment grade rating, the Notes may be subject to greater price volatility than securities of similar maturity without such a non-investment grade rating.] The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the Management's Discussion and Analysis of Financial Condition and Results of Operations, contains statements that constitute forward-looking statements, which relate to both us and our consolidated SBIC subsidiary regarding future events or our future performance or financial condition. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus involve risks and uncertainties for both us and our consolidated SBIC subsidiary, including statements as to:

our future operating results;
our business prospects and the prospects of our prospective portfolio companies;
the dependence of our future success on the general economy and its impact on the industries in which we invest;
the impact` of a protracted decline in the liquidity of credit markets on our business;
the impact of investments that we expect to make;
the impact of fluctuation in interest rates on our business;
our contractual arrangements and relationships with third parties;
the valuation of our investments in portfolio companies, particularly those having no liquid trading market;
the ability of our prospective portfolio companies to achieve their objectives;
our expected financings and investments;
the adequacy of our cash resources and working capital;
the timing of cash flows, if any, from the operations of our prospective portfolio companies; and
the ability of our Investment Adviser to locate suitable investments for us and to monitor and administer our investments.
We use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks” and similar expressions to identify forward-looking statems. Undue reliance should not be placed on the forward looking statements as our actual results could differ materially from those projected in the forward-looking statements for any reason, including the factors set forth in the accompanying prospectus entitled “Risk Factors” and elsewhere.
We have based the forward-looking statements included in this prospectus supplement and accompanying prospectus on information available to us on the date of this prospectus supplement, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements in this prospectus supplement and accompanying prospectus, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.
You should understand that, under Section 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)(B) of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus supplement or the accompanying prospectus or in the periodic reports we file under the Exchange Act.

USE OF PROCEEDS
We estimate that net proceeds we will receive from the sale of $ aggregate principal amount of Notes in this offering will be approximately $            million (or approximately $            million if the underwriters fully exercise their overallotment option), after deducting the underwriting discounts and commissions of $            million (or approximately $            million if the underwriters fully exercise their overallotment option) payable by us and estimated offering expenses of approximately $            payable by us.
We may use the net proceeds from selling securities pursuant to this prospectus supplement to reduce outstanding obligations under our credit facility, to invest in new or existing portfolio companies or for other general corporate purposes. Affiliates of certain of the underwriters serve as lenders under our credit facility and thereby may receive proceeds from this offering that are used to reduce our outstanding obligations under our credit facility.
As of            , 20   , we had $            million unused borrowing capacity, subject to maintenance of the applicable total assets to debt ratio of 200%, and $            million in borrowings outstanding under our $300.0 million credit facility. Borrowings under our credit facility bear interest at an annual rate equal to LIBOR plus 100 basis points per annum. At            , 20   , the interest rate at that time was         %. The credit facility is a five-year revolving facility with a stated maturity date of June 25, 2012 and is secured by substantially all of the assets in our investment portfolio, excluding assets of SBIC LP. Amounts repaid under our credit facility will remain available for future borrowings. See “Recent Developments” in “Management's Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus supplement for more information.
As of            , 20   , SBIC LP had a debenture commitment from the SBA in the amount of $            million, had $            million outstanding (including $            million of temporary draws) with a weighted average interest rate of       %, exclusive of the       % of upfront fees, and had $            million remaining unused borrowing capacity subject to customary regulatory requirements. SBA debentures offer competitive terms such as being non-recourse to us, having a 10-year maturity, requiring semi-annual interest payments, not requiring principal payments prior to maturity and may be prepaid at any time without penalty. The SBA debentures are secured by all the investment portfolio assets of SBIC LP and have a superior claim over such assets.
We may invest the proceeds from an offering of securities in new or existing portfolio companies, and such investments may take up to a year from the closing of such offering, in part because privately negotiated investments in illiquid securities or private middle-market companies require substantial due diligence and structuring. During this period, we may use the net proceeds from our offering to reduce then-outstanding obligations under our credit facility, which may dilute our net asset value per share, or to invest such proceeds in cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less. We expect to earn yields on such investments, if any, that are lower than the interest income that we anticipate receiving in respect of investments in non-temporary investments. As a result, any distributions we make during this investment period may be lower than the distributions that we would expect to pay when such proceeds are fully invested in non-temporary investments. The management fee payable by us will not be reduced while our assets are invested in any such securities. See “Regulation-Temporary Investments” in the accompanying prospectus for more information.

CAPITALIZATION

The following table sets forth our cash and capitalization at                     , 20    (1) on an actual basis and (2) on an as-adjusted basis to reflect the effects of the sale of $ aggregate principal amount of Notes after deducting the underwriting discounts and commissions of $ million payable by us and estimated offering expenses of approximately $                    . The as-adjusted information is illustrative only; our capitalization following the completion of this offering is subject to further adjustments. You should read this table together with “Use of Proceeds” set forth in this prospectus supplement and in the accompanying prospectus. You should also read this table with our consolidated financial statements and notes thereto, in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus supplement and the accompanying prospectus.

As of , 20 (unaudited)
	Actual	As adjusted for the offering
Cash and cash equivalents	$	$
Total assets
Borrowings under senior secured credit facility (cost-$ )
Borrowings under SBA debentures (cost-$ )
Stockholders' Equity
Common stock, par value $0.001 per share; 100,000,000 shares authorized, shares issued and outstanding shares issued and outstanding, as-adjusted, respectively.
Paid in capital in excess of par
Undistributed net investment income
Accumulated net realized loss on investments	( )	( ( )
Net unrealized appreciation on investments
Net unrealized depreciation on credit facility

Total stockholders' equity
Total capitalization	$	$

SELECTED FINANCIAL DATA
We have derived the financial information below from our audited and unaudited financial data and, in the opinion of management, such information reflects all adjustments (consisting of normal recurring adjustments) that are necessary to present fairly the results of such periods. The Statement of operations data, Per share data and Balance sheet data for the years ended September 30, 2010, 2009 and 2008, and for the period from January 11, 2007 (inception) through September 30, 2007 are derived from our financial statements which have been audited by KPMG LLP, our independent registered public accounting firm. This selected financial data for the periods ended September 30, 2010, 2009, 2008 and 2007 should be read in conjunction with our financial statements and related notes thereto and “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Regulation-Senior Securities” in the accompanying prospectus. Interim results as of and for the three months ended                 , 20   , are not necessarily indicative of the results that may be expected for the year ending September 30, 20  . This selected financial data for the three  months ended                 , 20     should be read in conjunction with our consolidated financial statements and related notes thereto and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus supplement.

	months ended , 20	Three months ended , 20	Year ended September 30, 2010	Year ended September 30, 2009	Year ended September 30, 2008	For the period from January 11, 2007 (inception) through September 30, 2007
(Dollar amounts in thousands, except per share data)	Unaudited	Unaudited	Audited	Audited	Audited	Audited
Statement of operations data:
Total investment income			$60,140	$45,119	$39,811	$13,107
Total expenses			28,065	22,400	21,676	6,444
Net investment income			32,075	22,719	18,556	7,304
Net realized and unrealized gain (loss)			(15,539)	13,083	(59,259)	(24,004)
Net increase (decrease) in net assets resulting from operations			16,535	35,802	(40,703)	(16,699)
Per share data:
Net asset value (at period end)			10.69	11.85	10.00	12.83
Net investment income(1)			1.09	1.08	0.88	0.35
Net realized and unrealized gain (loss)(1)			(0.53)	0.62	(2.81)	(1.15)
Net increase (decrease) in net assets resulting from operations(1)			0.56	1.70	(1.93)	(0.80)
Distributions declared(1),(5)			(1.09)	(0.96)	(0.90)	(0.36)
Balance sheet data (at period end):
Total assets			711,494	512,381	419,811	555,008
Total investment portfolio			664,724	469,760	372,148	291,017
Borrowings outstanding			233,641	175,475	202,000	10,000
Payable for investments and unfunded investments			74,988	25,821	-	273,339
Total net asset value			386,575	300,580	210,728	270,393
Other data:
Total return(2)			44.79%	30.39%	(38.58)	(8.29)
Number of portfolio companies (at period end)(3)			43	42	37	38
Yield on debt portfolio (at period end)(3)			12.7%	11.4%	11.1%	10.1%

(1)	The base management fee waiver was in effect from inception through March 31, 2008. See “Certain Relationships and Transaction” in the accompanying prospectus for more information.
(2)	Based on the weighted average shares outstanding for the respective periods.
(3)
Based on the change in market price per share during the periods and taking into account dividends and distributions, if any, reinvested in accordance with our dividend reinvestment plan. Total return is not annualized for a period less than one year.

(4)	Unaudited.
(5)	At fair value in the case of our credit facility.
(6)	Determined based on taxable income calculated in accordance with income tax regulations which may differ from amounts determined under U.S. generally accepted accounting principles.

Selected Quarterly Data (Unaudited)
(dollar amounts in thousands, except per share data)

	2011
	Q3	Q2	Q1
Total investment income	$22,908	$22,712	$19,979
Net investment income	$13,220	$13,159	$11,171
Net realized and unrealized gain	$(10,901)	$428	$14,351
Net increase in net assets resulting from operations	$2,319	$13,587	$25,522
Earnings per common share	$0.29	$0.32	$0.31
Net asset value per share at the end of the quarter	$11.08	$11.3	$11.14
Market value per share at the end of the quarter	$11.21	$11.92	$12.25

	2010
	Q4	Q3	Q2	Q1
Total investment income	$16,681	$16,335	$13,525	$13,599
Net investment income	$8,957	$8,821	$7,059	$7,238
Net realized and unrealized (loss) gain	$(2,326)	$(4,561)	$(10,090)	$1,438
Net increase (decrease) in net assets resulting from operations	$6,630	$4,260	$(3,031)	$8,676
Earnings per common share	$0.20	$0.13	$(0.11)	$0.34
Net asset value per share at the end of the quarter	$10.69	$10.94	$11.07	$11.86
Market value per share at the end of the quarter	$10.61	$9.55	$10.37	$8.92
	2009
	Q4	Q3	Q2	Q1
Total investment income	$11,847	$10,770	$10,425	$12,077
Net investment income	$6,018	$5,666	$5,267	$5,768
Net realized and unrealized gain (loss)	$20,162	$(6,486)	$36,932	$(37,525)
Net increase (decrease) in net assets resulting from operations	$26,180	$(820)	$42,199	$(31,757)
Earnings per common share	$1.23	$(0.04)	$2.00	$(1.51)
Net asset value per share at the end of the quarter	$11.85	$11.72	$12.00	$10.24
Market value per share at the end of the quarter	$8.11	$7.10	$3.75	$3.61
	2008
	Q4	Q3	Q2	Q1
Total investment income	$11,431	$9,662	$9,714	$9,004
Net investment income	$5,434	$3,941	$4,449	$4,732
Net realized and unrealized gain (loss)	$(16,475)	$11,263	$(37,778)	$(16,269)
Net increase (decrease) in net assets resulting from operations	$(11,041)	$15,204	$(33,329)	$(11,537)
Earnings per common share	$(0.53)	$0.72	$(1.58)	$(0.54)
Net asset value per share at the end of the quarter	$10.00	$10.77	$10.26	$12.07
Market value per share at the end of the quarter	$7.41	$7.21	$8.51	$10.02
		2007
		Q4	Q3	Q2*
Total investment income		$6,909	$5,425	$773
Net investment income		$4,348	$3,208	$(251)
Net realized and unrealized gain (loss)		$(18,870)	$(5,152)	$18
Net (decrease) in net assets resulting from operations		$(14,522)	$(1,944)	$(234)
Earnings per common share		$(0.70)	$(0.09)	$(0.01)
Net asset value per share at the end of the quarter		$12.83	$13.74	$12.08
Market value per share at the end of the quarter		$13.40	$14.04	-	[1]

*	From January 11, 2007 (inception of operations) through March 31, 2007.
(1)	Our common shares began trading on April 19, 2007.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The information contained in this section should be read in conjunction with the selected financial data and our consolidated financial statements and notes thereto appearing elsewhere in this prospectus supplement and the accompanying prospectus.
[Insert Management's Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Form 10-Q prior to offering.]
The SEC requires that estimated “Total Annual Expenses” be calculated as a percentage of net assets in the chart on page [__] of this prospectus supplement rather than as a percentage of total assets. Total assets include assets that have been funded with borrowed money (leverage). For reference, the chart below illustrates our estimated “Total Annual Expenses” as a percentage of total assets:
Estimated Annual Expenses (as a Percentage of Average Total Assets)

Base management fees	%(1)
Incentive fees payable under the Investment Management Agreement	%(2)
Interest payments on borrowed funds	%(3)
Other expenses	%(4)

Total annual expenses(5)	%

(1)
The contractual management fee is calculated at an annual rate of 2.00% of our average adjusted gross assets. See “Certain Relationships and Transactions-Investment Management Agreement” for more information.

(2)
The portion of incentive fees paid with respect to net investment income is based on actual amounts incurred during the three months ended                 , 20      , annualized for a full year. Such incentive fees are based on performance, vary from year to year, and are not paid unless our performance exceeds specified thresholds. Incentive fees in respect of net investment income do not include incentive fees in respect of net capital gains. The portion of our incentive fee paid in respect of net capital gains is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Management Agreement, as of the termination date) and equals 20.0% of our realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. As we cannot predict our future net investment income or capital gains, the incentive fee paid in future years, if any, may be substantially different than the fee earned during the three  months ended                 , 20    . See “Certain Relationships and Transactions-Investment Management Agreement” for more information and Note 3 to our consolidated financial statements included in the accompanying prospectus.

(3)
As of                 , 20     , we had $                 million unused borrowing capacity, subject to maintenance of the applicable total assets to debt ratio of 200%, and $                 million in borrowings outstanding under our $300 million credit facility. As of                 , 20    , SBIC LP had a debenture commitment from the SBA in the amount of $                 million, had $                 million outstanding (including $                 million of temporary draws) with a weighted average interest rate of                 %, exclusive of the                 % of upfront fees, and had $                 million remaining unused borrowing capacity subject to customary regulatory requirements. We may use proceeds of an offering of securities under this registration statement to repay outstanding obligations under our credit facility. After completing any such offering, we may continue to borrow under our credit facility or SBIC LP's SBA commitment to finance our investment objectives under the terms of our credit facility and SBA debenture program, respectively. We have estimated the annual interest expense on borrowed funds and caution you that our actual interest expense will depend on prevailing interest rates and our rate of borrowing and may be substantially higher than the estimate provided in this table. See “Risk Factors-Risks Relating To Our Business and Structure-We currently use borrowed funds to make investments and are exposed to the typical risks associated with leverage” for more information.

(4)
“Other expenses” includes our general and administrative expenses, professional fees, directors' fees, insurance costs, expenses of our dividend reinvestment plan and the expenses of the Investment Adviser reimbursable under our Investment Management Agreement and of the Administrator reimbursable under our Administration Agreement. Such expenses are based on actual other expenses for the                  months ended                 , 20   , annualized for a full year. See the Statement of Operations in our consolidated financial statements.

(5)
The table above is intended to assist you in understanding the various costs and expenses that an investor in shares of our common stock will bear as a percentage of our average gross assets as of                 , 20     . However, we caution you that these percentages are estimates and may vary with changes in the market value of our investments, the amount of equity capital raised and used to invest in portfolio companies and changes in the level of expenses as a percentage of our gross assets. We may borrow money to leverage our net assets and increase our total assets and such leverage will affect both the total annual expenses and gross assets used in deriving the ratios in the above table. Thus, any differences in the estimated expenses and the corresponding level of average asset balances will affect the estimated percentages and those differences could be material.

UNDERWRITING

We intend to offer the Notes through the underwriters named in the table below.                 ,                 ,                  are acting as joint bookrunners and representatives of the several underwriters. Subject to the terms and conditions described in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, the aggregate principal amount of Notes set forth opposite the underwriter's name.

Underwriter	Principal Amount

Total

     The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our independent registered public accounting firm. The underwriters are committed to purchase all of the Notes included in this offering, other than those Notes covered by the over-allotment option described below, if they purchase any of the shares. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities
Commissions and Discounts
We will pay an underwriting discount of % per Note, including Notes purchased pursuant to the over-allotment option.
The following table shows the total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' over-allotment option.

	Per Note	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds to PennantPark Investment Corporation (before offering expenses of $ )	$	$	$
The underwriters propose to offer some of the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to certain other Financial Industry Regulatory Authority (FINRA) members at the public offering price less a concession not in excess of % of the aggregate principal amount of the Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of % of the aggregate principal amount of the Notes. After the initial offering of the Notes to the public, the public offering price and such concessions may be changed. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

Over-Allotment Option
We have granted an option to the underwriters to purchase up an addition $ aggregate principal amount of the Notes offered hereby at the public offering price. The underwriters may exercise this option for             days from the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise this option, they will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional Notes approximately proportionate to that underwriter's initial purchase commitment.

[No Sales of Similar Securities
We have agreed, with exceptions, not to sell or transfer any Notes for            days after the date of this prospectus supplement without first obtaining the written consent of            .
Our executive officers and directors, PennantPark Investment Advisers, LLC, and Pennant Park Investment Administration, LLC have agreed, with exceptions, not to sell or transfer any Notes for            days after the date of this prospectus supplement without first obtaining the written consent of            . ]
Listing
The Notes are a new issue of securities with no established trading market. We intend to list the Notes on . We expect trading in the Notes on to begin within days after the original issue date. Currently there is no public market for the Notes.
Price Stabilization and Short Positions
Until the distribution of the Notes is completed, SEC rules may limit the underwriters from bidding for and purchasing our Notes. However, the underwriters may engage in transactions that stabilize the price of the Notes, such as bids or purchases to peg, fix or maintain that price.
If the underwriters create a short position in the Notes in connection with the offering, (i.e., if they sell more Notes than are listed on the cover of this prospectus supplement), the underwriters may reduce that short position by purchasing Notes in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. In making this determination, the underwriters will consider, among other things, the price of Notes available for purchase in the open market compared to the price at which the underwriters may purchase Notes through the over-allotment option. Purchases of Notes to stabilize its price or to reduce a short position may cause the price of the Notes to be higher than it might be in the absence of such purchases.
Neither we nor the underwriters make any representation or prediction as to the magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Delivery
The underwriters may make prospectuses available in electronic (PDF) format. A prospectus in electronic (PDF) format may be made available on a web site maintained by the underwriters, and the underwriters may distribute such prospectuses electronically. The underwriters may allocate a limited number of Notes for sale to their online brokerage customers.
Other Relationships
The underwriters and their affiliates have provided in the past to PennantPark Investment and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to PennantPark Investment for which they will be entitled to receive separate fees. In particular, the underwriters or their affiliates may execute transactions with or on behalf of PennantPark Investment. In addition, the underwriters or their affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to PennantPark Investment.
The underwriters or their affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to PennantPark Investment or any of the portfolio companies.
We may purchase securities of third parties from the underwriters or their affiliates after the offering. However, we have not entered into any agreement or arrangement regarding the acquisition of any such securities, and we may not purchase any such securities. We would only purchase any such securities if, among other things, we identified securities that satisfied our investment needs and completed our due diligence review of such securities.
After the date of this prospectus supplement, the underwriters and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the underwriters and their affiliates in the ordinary course of its business and not in connection with the offering of the Notes. In addition, after the offering period for the sale of the Notes, the underwriters or their affiliates may develop analyses or opinions related to PennantPark Investment or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding PennantPark Investment to our stockholders.
Affiliates of certain of the underwriters serve as lenders under our credit facility. Some of the underwriters and their affiliates were underwriters in connection with our initial public offering and follow-on public offerings for which they received customary fees. Affiliates of the underwriters may receive part of the proceeds of the offering by reason of the repayment of certain amounts outstanding under our credit facility.
The principal business address of the underwriters are                 ,                 ,                 .

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

[Insert disclosure regarding federal income tax consequences of an investment in the Notes.]

LEGAL MATTERS

Certain legal matters regarding the securities offered by this prospectus supplement will be passed upon for PennantPark Investment Corporation by Dechert LLP, Washington, D.C., and Venable LLP, Baltimore, Maryland. Dechert LLP has from time to time represented the underwriters, PennantPark Investment Corporation and the Investment Adviser on unrelated matters. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by                 ,                 ,                 .